Exhibit 5.1

CHOATE, HALL & STEWART

A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

EXCHANGE PLACE

53 STATE STREET

BOSTON, MASSACHUSETTS 02109

TELEPHONE (617) 248-5000

FACSIMILE (617) 248-4000

April 28, 2003

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142

Gentlemen:

This opinion is delivered to you in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on April 28, 2003 by Pegasystems Inc. (the “Company”) under the Securities Act of 1933, as amended, for registration under said Act of 2,000,000 shares (the “Additional Shares”) of common stock, $.01 par value (the “Common Stock”), of the Company.

We are familiar with the Company’s Restated Articles of Organization, its Restated By-Laws, and its corporate minute book, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Additional Shares to be sold by the Company under its Amended and Restated 1994 Long-Term Incentive Plan and its 1996 Employee Stock Purchase Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this Firm included therein.

Very truly yours,

CHOATE, HALL & STEWART